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                                                                    EXHIBIT 99.2

Len Cereghino & Co.                               CLIENT:    TIMELINE, INC.
CORPORATE INVESTOR RELATIONS                      CONTACT:   Paula McGee
2605 Western Avenue, Seattle, WA  98121                       Investor Relations
(206) 448-1996                                               (425) 822-3140

                                  NEWS RELEASE
================================================================================

         TIMELINE ACQUIRES WORKWISE SOFTWARE, INC. IN STOCK TRANSACTION

BELLEVUE, Wash., November 30, 2000 -- Timeline Inc. (OTCBB: TMLN), a data management and reporting technology firm, today announced it has entered into a binding agreement to acquired WorkWise Software, Inc. Under terms of the agreement, Timeline will exchange 250,000 shares of its common stock for 100% of the issued and outstanding stock of WorkWise Software, Inc. The transaction is expected to close in early December.

WorkWise develops software applications that streamline key business activities for greater workplace efficiency, generally referred to as process automation, the key element in workflow technologies. Its flagship product, Data Agent Server (DAS) is an EAI (Enterprise Application Integration) software solution for integrating software programs developed at different times by different people using different database structures. The company's "Business Alert" solution also automates and synchronizes notification messages pertaining to specific events and business processes. WorkWise is a subsidiary of a private corporation.

"The similarity between our business models, technology and customer base is striking," said Craig Perkins, Timeline's Vice President of Product and Technology. "We are excited about this opportunity to integrate capabilities and technologies to further develop and capitalize on the fast-growing market for data management. The combination expands our customer offerings to automate messaging and data synchronization as well as monitoring and reporting for specific data segments."

WorkWise provides productivity tools to improve business communications and business processes. "Our technology for the automated movement of data is a perfect fit with Timeline's core capabilities to segment and direct data for specific applications," stated Mike Arthur, WorkWise's Director of Sales and Marketing. "We also believe Timeline has an ideal management group to leverage our patent pending technology in the data mart industry."

Charles R. Osenbaugh, Timeline's CEO concurs: "We believe the pending patent for WorkWise's business alert process is of great immediate value as is their trademark of the `Business Alerts' name. More importantly, this combination makes sense on a number of operational levels. First, our business models of delivering product predominately through channel relationships, including private label, is similar. We already share a significant distribution partner and feel we can cross sell these complementary products. Second, a portion of WorkWise's technologies will be incorporated in Timeline's next version, making it even stronger. Process automation will substantially enhance our budgeting and consolidation products where automated publication and re-submission of data based upon triggering events adds significant value. Finally, I believe WorkWise can provide a stable source of revenue in its own right."

WorkWise Software, Inc. has reached its end-user customers both directly and through OEM relationships. Some of WorkWise's direct sale customers include such industry leaders as Capital Stream, Network Commerce, and iBenefits. Its OEM partners include Sage Software, Best Software, SBT Software, Ascentis, Semaphore and others.

"WorkWise, as part of the Timeline family, will now be positioned to further its lead as the premiere EAI and alerting software provider for the mid-market," said Arthur. "Timeline's capabilities, expertise, and relationships are highly complimentary to that of WorkWise and we expect Timeline will see substantive new revenue opportunities generated as a result of cross-selling our respective data transformation technologies.

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Timeline develops, markets and supports proven, Microsoft Windows-based financial management reporting software suitable for complex applications such as those found in medium to large, multinational corporations. Timeline Analyst was developed for Windows, Office and Windows NT and takes full advantage of Microsoft's latest operating systems. Timeline can be reached at 800-342-3365 or on the web at www.timeline.com. For more information on WorkWise Software, Inc., visit its website at www.workwise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including timely completion of the transaction, and trading values of Timeline common stock, revenue growth or anticipated profit contributions from acquired entities, market demand for third-party products using Timeline's technology, risks associated with international business models, obtaining further U.S. and international patent protection and other risk factors detailed in the Company's Securities and Exchange Commission filings.

Note: Transmitted on Business Wire on November 30, 2000 at 3:00 a.m. PDT.